Exhibit 5.2

HUNTON ANDREWS KURTH LLP FILE NO: 048362.0000001
June 10, 2020

Albemarle Corporation

4250 Congress Street, Suite 900

Charlotte, North Carolina 28209

Albemarle Corporation

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Virginia counsel for Albemarle Corporation, a Virginia corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) $200,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2022 (the “Exchange Notes”) and (ii) the unconditional guarantee by the Company of $300,000,000 aggregate principal amount of the 3.450% Senior Notes due 2029 (the “Exchange Guarantee”) issued by the Company’s wholly-owned subsidiary, Albemarle Wodgina Pty Ltd., a proprietary limited liability company incorporated under the laws of Australia (“Wodgina”). The Exchange Notes and the Exchange Guarantee are to be issued in the exchange offer described in the Registration Statement (the “Exchange Offer”) for an equal aggregate principal amount of the Company’s Floating Rate Notes due 2020 (the “Restricted Notes”) and the unconditional guarantee of Wodgina’s 3.450% Senior Notes due 2029 (the “Restricted Guarantee”), each of which were issued in reliance on an exemption from registration under the Securities Act for offers and sales of securities not involving public offerings. The Restricted Notes and the Restricted Guarantee were, and the Exchange Notes and Exchange Guarantee will be, issued pursuant to the terms of the Indenture (as defined below). The terms of the Exchange Offer are described in the Registration Statement.

This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(1)	the Registration Statement;

(2)

the indenture dated as of January 20, 2005, between the Company and U.S. Bank National Association, as successor to The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York), as trustee (the “Trustee”), as supplemented by a fifth supplemental indenture (as so supplemented, the “Indenture”), dated as of November 25, 2019, among the Company, Wodgina and the Trustee;

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON     BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON    LONDON

LOS ANGELES    MIAMI    NEW YORK    NORFOLK    RICHMOND    SAN FRANCISCO    THE WOODLANDS    TYSONS    WASHINGTON, DC

www.HuntonAK.com

Albemarle Corporation

June 10, 2020

(3)	the form of the Exchange Notes;

(4)	the form of the Exchange Guarantee;

(5)	the Company’s Articles of Incorporation, as amended through the date hereof,

(6)	the Company’s Amended and Restated Bylaws, as amended through the date hereof;

(7)	the resolutions of the Company’s Board of Directors;

(8)

a certificate issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia on the date hereof to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”); and

(9)	a certificate of the secretary of the Company, dated as of the date hereof with respect to certain facts related to the Company and its corporate records (the “Secretary’s Certificate”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records, certificates of officers of Albemarle and Wodgina and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion letter.

For purposes of the opinions expressed below, we have assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof; (c) the legal capacity of natural persons; (d) the genuineness of all signatures and the completion of all deliveries not witnessed by us; and (e) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of the Exchange Notes and the Exchange Guarantee, as applicable, by Albemarle as to which we express our opinion in paragraph 3 below).

Albemarle Corporation

June 10, 2020

As to factual matters, we have relied upon (a) the documents furnished to us by Albemarle and Wodgina, (b) the statements and representations of officers and representatives of Albemarle and Wodgina, (c) the corporate records provided to us by such officers or representatives and (d) certificates and other documents obtained from public officials, without independent verification of their accuracy.

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations noted herein, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia with the corporate power and authority to issue the Exchange Notes and the Exchange Guarantee.

2. The Indenture has been duly authorized, executed and delivered by the Company.

3. The Exchange Notes and the Exchange Guarantee have been duly authorized by the Company.

The opinion set forth in paragraph 1 above as to the valid existence and good standing of the Company is based solely upon our review of the Good Standing Certificate and the Secretary’s Certificate.

We consent to the filing of this opinion letter with the Commission as Exhibit 5.2 to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein. Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP